Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-752-1249

BPZ Energy Provides Operations Update

Houston—January 13, 2009—BPZ Resources, Inc. (NYSE Alternext US: BPZ) today provided an update to operations addressing reserves, production, capital expenditures (CAPEX), 2009 drilling plans, financing, and cost restructuring.  The Company has made a decision to focus on oil development in the offshore Block Z-1 in northwest Peru with a goal of doubling production and reserves during 2009.  With commodity prices at five year lows, the Company has made changes to its drilling plans for 2009 and has reduced operating as well as general and administrative expenses (G&A) in Peru and Houston, in an effort to optimize profits.

Reserves Update

The Company announced on December 29, 2008 updated oil reserves from the Company’s Block Z-1 Corvina offshore field where it is important to highlight that the Proved reserves increased by 41% to 25 million barrels of oil (Mmbo).  These reserves are based on definitions and guidelines set forth in the 1997 Petroleum Resources Management System approved by the Society of Petroleum Engineers (SPE), as mandated by Natixis and the International Finance Corporation (IFC).  The Company is currently testing the CX11-15D well in Corvina which targets the area where the Probable oil reserves are estimated by Netherland Sewell & Associates (NSAI), the Company’s third party engineering firm, which could allow the Company to move some Probable reserves to Proved.

Production Update

The Company is producing oil, under a long-term testing program, at the CX-11 platform in Corvina.  Production for November and December 2008 was approximately 140,000 and 148,000 barrels of oil respectively.  It is important to note that in November and December 2008 the Company was drilling the CX11-15D well which caused the Company to limit production during certain periods for safety reasons.  The Company continues to ramp up production and in January 2009, with production not curbed due to drilling or testing, production has averaged approximately 5,950 bopd.  The Company expects to continue ramping up production when the 15D well and future wells come online.

As announced last week, the Company has secured a long-term contract for oil sales of approximately 17 million barrels.  The contract calls for the Company to deliver the oil to PetroPeru, the operator of the State-owned refinery in Talara.  The press release dated January 9, 2009 is available at the Company’s web site www.bpzenergy.com.

Drilling Schedule and CAPEX

As previously stated the Company intends to focus its efforts on oil production in Block Z-1 by committing a majority of its capital expenditures budget to appraise and develop the oil in the Corvina and Albacora fields during 2009.  Accordingly, management has decided to keep the rig currently drilling at the CX-11 platform in place to drill three additional oil development wells this year to maximize cash flow.  Additionally, the recently contracted rig scheduled for onshore Block XIX, will instead be mobilized to the Albacora platform to drill two new wells beginning in the second quarter of this year.  The goal for the Company under this development plan is to double production exiting 2009, at 12,000 bopd.  Below is a summary of the total capital expenditures for 2009.

Corvina
15D (testing)	$6M
Water/Gas Disposal Facility	$7M
19D	$10M
22D	$10M
23D	$10M

Albacora
Platform Refurbishment	$5M
Production Facilities	$6M
A-14XD Well	$15M
A-15XD Well	$15M

Facilities (Caleta Cruz Dock)	$2M

Total	$86M

Given the flexibility of the license contracts in Peru, the Company intends to push the exploration of Block XIX to 2010.  Management believes that the increased production from Corvina, combined with the cost restructuring, should allow the Company to be cash flow positive while drilling at Corvina and Albacora. The reserve based credit facility with IFC and Natixis is expected to provide the balance of the funds needed to meet the budget CAPEX.

Financing

The Company continues to work closely with IFC and Natixis on the reserve based revolver, which is expected to have a borrowing base sufficient that, when added to cash flow from expected Corvina and Albacora oil sales, should cover the capital expenditures noted above.  Recently, the Company delivered the updated NSAI oil reserve report and the long-term oil sales contract to IFC Natixis and is working closely with the banks to finalize this debt facility.

Cost Restructuring

Management has adjusted staffing in Houston and Lima, and senior management has accepted salary reductions up to 15% and will forego 2009 cash bonuses.  The management team has reviewed most of the expense line items under G&A with the expectation that a reduction of 15 to 20% is achievable.  Considering that G&A was expected to increase in 2009 by as much as 10%, these cuts result in an even greater realized savings to the Company.  Leading the way, Dr. Fernando Zúñiga y Rivero, Chairman of the Board, has agreed to forego his salary in 2009 and reduce his total compensation to $1 per year.  The Company applauds his commitment to ensuring its success.

Under the ongoing cost restricting effort, in Peru management also expects to reduce G&A and operating expenses by 15 to 20%.  For example, the Company has recently begun using a newly refurbished dock in Caleta Cruz, which is being used to load supplies for the offshore drilling operations, that reduces the supply vessels travel time to the platforms by 90%.  Overall, management expects to reduce operating costs by as much as $1 million per month.

Manolo Zuñiga, President and Chief Executive Officer stated “The Company’s management team has demonstrated the ability to be flexible as well as fiscally responsible.  The growth we expect in 2009 is important to the net asset value of the Company and to achieve this growth, while at the same time reducing costs, is significant.  Our plan is to double our reserves in 2009 by moving Probable reserves to Proved in Corvina and adding Albacora reserves to our portfolio.  Our year-end 2008 production of approximately 6,000 bopd could grow to nearly 12,000 bopd with additional development in Corvina and drilling success in Albacora.  In reality, we are not cutting our development plans in 2009, just re-assessing and redistributing where we can use the CAPEX to deliver production and cash flow to allow BPZ to succeed in a difficult credit and volatile commodity pricing environment.  We have a solid team in place working on the financing needed to supplement our CAPEX for 2009 and we expect the credit facility to close and aid us in our efforts to build upon our recent successes in Block Z-1.”  Mr. Zuñiga continued “The steps we are taking are providing big results, growing production and reserves.  We will continue building a world class energy company Step-by-Step.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations, estimating reserves, unexpected future capital expenditures accuracy of well test results, final approval and execution of debt financing documents with IFC and Natixis, the success of our gas-to-power project financing efforts, platform refurbishment efforts, successful production of indicated reserves, successful transition from our well-testing period to full commercial production and the successful management of our capital development project and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company is prohibited from disclosing other categories of reserves in its SEC filings. We use certain terms in this press release such as “Indicated” “Probable” or “Possible” oil and gas reserves, as well as similar terms such as “barrels of oil per day” and “oil sands” suggesting such reserves, which the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The reserve quantities reflected above were certified by Netherland Sewell and Associates, Inc. using the 1997 definitions and standards of the Society of Petroleum Engineers and World Petroleum Congresses which we are prohibited from disclosing in any of our SEC filings. These definitions and standards may result in estimates of proved reserves which are materially different from those disclosed in the Company’s filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200. You can also obtain these filings from the SEC by calling 1-800-SEC-0330.